Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Reports First Quarter 2019 Results and Declares Dividend

ATLANTA — May 2, 2019 — CatchMark Timber Trust, Inc. (NYSE: CTT) today reported first quarter 2019 results in line with expectations and declared a cash dividend of $0.135 per share for its common stockholders of record on May 31, 2019, payable on June 14, 2019.
Results Overview
CatchMark’s first quarter 2019 operating results included:

•	Generated revenues of $22.6 million, compared to $24.1 million in first quarter 2018.

•
Incurred a net loss of $30.4 million in accordance with GAAP, compared to $3.4 million in the first quarter 2018, an increase primarily resulting from a $27.5 million allocated loss from the Triple T joint venture.

•
Realized Adjusted EBITDA of $10.2 million, compared to $14.9 million in first quarter 2018, a decrease primarily due to anticipated reduction in contributions from the Dawsonville Bluffs joint venture and timing of timberland sales.

•
Produced timber sales volume in the U.S. South region of 482,058 tons compared to 574,785 tons in first quarter 2018, a decrease primarily due to persistent wet weather conditions which were accounted for in the company’s 2019 harvest plan.

•	Realized sawtimber pricing of $24 per ton, a 6% increase over first quarter 2018, and pulpwood pricing of $15 per ton, a 5% increase year over year.

•	Realized timber sales revenue of $16.6 million, compared to $18.7 million in first quarter 2018, helped by increased per ton pricing year over year.

•	Generated $2.8 million in asset management fees, primarily from Triple T, compared to $36,000 in first quarter 2018.

•	Recognized $0.2 million in income from the unconsolidated Dawsonville Bluffs joint venture, compared to $1.8 million in first quarter 2018.

•	Completed timberland sales of approximately 900 acres for $2.1 million, compared to 2,200 acres for $4.3 million in first quarter 2018.

•	Paid a dividend of $0.135 per share to stockholders of record on March 15, 2019.

Exhibit 99.1

Jerry Barag, CatchMark's Chief Executive Officer, said: "We remain on track to meet 2019 full-year guidance. For the quarter, we registered gains from increased asset management fees which helped offset lower timber sales revenue relative to an extremely strong 2018 first quarter result. Notably, we also realized higher stumpage prices in our superior U.S. South micro markets, which helped mitigate the impact of decreased harvest volumes that resulted from lingering wet weather conditions already factored into our harvest plan. Average per-ton gross timber sales revenue increased by 5% as we captured higher sawtimber and pulpwood pricing of 6% and 5%, respectively, in our U.S. South regions. And our realized prices for all our pine products remains above TMS Southwide Averages. On plan for the quarter, our recent Pacific Northwest acquisition, Bandon, generated a small contribution to timber sales revenue, which we anticipate will increase over the remainder of the year. As a result, we maintain our full-year harvest volume target at between 2.2 million and 2.4 million tons. Our focus on disciplined acquisitions and superior management of prime timberlands in leading mill markets is delivering expected results to maximize cash flow.”
President and Chief Financial Officer Brian Davis said: “Lower year-over-year timberland sales were a result of timing with a ramp-up in dispositions on schedule to begin by mid-year. Triple T is performing as expected, operationally meeting supply obligations with its counterparties and delivering expected substantial asset management fee revenue to CatchMark. Although the successful Dawsonville Bluffs joint venture produces less income from selling fewer acres in the investment’s later stages, we continue to expect the venture to meet guidance of $3 million to $5 million in Adjusted EBITDA from the sale of HBU land and mitigation credits for 2019. We also are very much on course to maintain our healthy dividend."
Capital Position
CatchMark did not make any acquisitions during the quarter and maintained ample balance sheet liquidity, totaling $165 million under its debt facilities, for new investments and working capital, as of March 31, 2019. The weighted-average life of outstanding debt is approximately 6.8 years with no maturities of outstanding debt until late 2024.
Barag said: “We will continue to act prudently in pursuing acquisitions and joint ventures as we focus on delivering on operating objectives for recent major investments, Triple T and Bandon. We will also be tactical and opportunistic in selectively recycling capital from timberland sales like the recent Southwest disposition to reduce leverage and further enhance our portfolio.”
Under CatchMark's $30 million share repurchase program, the company repurchased 136,178 shares of its common stock for approximately $1.0 million in open market transactions during the first quarter of 2019.  As of March 31, 2019, CatchMark may repurchase up to an additional $17.7 million under the program.
Results for Three Months Ended March 31, 2019

Exhibit 99.1

CatchMark’s revenues for the three months ended March 31, 2019 were $22.6 million, $1.5 million lower than the three months ended March 31, 2018 as a result of a $2.2 million decrease in timberland sales revenue from fewer acres sold and a $2.1 million decrease in timber sales revenue, offset by a $2.8 million increase in asset management fees primarily earned from the Triple T joint venture. Gross timber sales revenue decreased by 11% due to a 16% decrease in harvest volume in the U.S. South region mitigated by increases in U.S South sawtimber and pulpwood pricing of 6% and 5%, respectively.

	Three Months Ended March 31, 2018	Changes attributable to:		Three Months Ended March 31, 2019
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$10,376	$562	$(2,206)	$8,732
Sawtimber (2)	8,277	216	(674)	7,819
	$18,653	$778	$(2,880)	$16,551

(1)	Timber sales are presented on a gross basis. Gross timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

(2)	Includes chip-n-saw and sawtimber.

(3)	Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume changes.

Net loss increased to $30.4 million for the three months ended March 31, 2019 from $3.4 million for the three months ended March 31, 2018 due to the $27.5 million loss from the Triple T joint venture.
Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of our operating performance and ability to satisfy lender requirements. EBITDA is a non-GAAP financial measure of operating performance. EBITDA is defined by the SEC as earnings before interest, taxes, depreciation and amortization; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as Adjusted EBITDA (see the reconciliation table below). As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the significant amount of timber assets subject to depletion, significant income (loss) from unconsolidated joint ventures based on hypothetical-liquidation-at-book-value (HLBV) and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial performance. HLBV accounting is a method of determining an investor's equity in earnings of an unconsolidated joint venture based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date. The HLBV method is commonly applied to equity investments in real estate, where cash distribution percentages vary at different points in time and are not directly linked to an investor's ownership percentage. By providing this non-GAAP financial measure, together with the reconciliation below, we believe we are enhancing investors' understanding of our business and our ongoing results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. We also provide the sources of our Adjusted

Exhibit 99.1

EBITDA, including Harvest EBITDA, Real Estate EBITDA, Investment Management EBITDA and Non-Allocated/Corporate EBITDA, and a reconciliation of those financial measures to the most directly comparable GAAP measures, because we believe they further enhance investors' understanding. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income, cash from operations, or other financial statement data presented in accordance with GAAP in our consolidated financial statements as indicators of our operating performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect our capital expenditures, or our future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or our interest expense or the cash requirements necessary to service interest or principal payments on, our debt;

•	Although depletion is a non-cash charge, we will incur expenses to replace the timber being depleted in the future, and Adjusted EBITDA does not reflect all cash requirements for such expenses; and

•
Although HLBV income and losses are primarily hypothetical and non-cash in nature, Adjusted EBITDA does not reflect cash income or losses from unconsolidated joint ventures for which the HLBV method of accounting is used to determine equity in earnings.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. We further believe that our presentation of this non-GAAP financial measurement provides information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.
For the three months ended March 31, 2019, Adjusted EBITDA was $10.2 million, a $4.7 million decrease from the three months ended March 31, 2018, primarily due to a $4.5 million decrease in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture, a $2.0 million decrease in net timberland sales, a $0.9 million decrease in net timber sales, offset by a $2.8 million increase in asset management fees.
Reconciliation of net loss to Adjusted EBITDA for the quarters ended March 30, 2019 and 2018 follows:

Exhibit 99.1

	Three Months Ended March 31,
(in thousands)	2019	2018
Net loss	$(30,395)	$(3,385)
Add:
Depletion	5,268	7,062
Basis of timberland sold, lease terminations and other (1)	1,807	2,856
Amortization (2)	458	1,725
Depletion, amortization, basis of timberland, mitigation credits sold included in loss from unconsolidated joint venture (3)	395	3,256
HLBV loss from unconsolidated joint venture (4)	27,488	0
Stock-based compensation expense	659	765
Interest expense (2)	4,372	2,581
Other (5)	110	35
Adjusted EBITDA	$10,162	$14,895

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated Dawsonville Bluffs joint venture.

(4)	Reflects HLBV losses from the Triple T joint venture, which is determined based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date.

(5)
Includes certain cash expenses paid, or reimbursement received, that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

The company will host a conference call and live webcast at 10 a.m. ET on Friday, May 3, 2019 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.
About CatchMark
CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets. Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of March 31, 2019

Exhibit 99.1

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this report include that we remain on track to meet 2019 full-year guidance, that we expect Bandon to generate increased timber sales revenue beginning in the second quarter, that we maintain our harvest volume target, that we expect dispositions to ramp up mid-year, that we expect the Dawsonville Bluffs joint venture to meet income guidance from the sale of HBU land and mitigation credits and that we will engage in capital recycling transactions that will enhance our portfolio. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to,  (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able sell HBU timberlands or large dispositions of timberland in capital recycling transactions at prices that are attractive to us; (viii) we may not be able to access external sources of capital at attractive rates or at all; (ix) potential increases in interest rates could have a negative impact on our business; (x) our share repurchase program may not be successful in improving stockholder value over the long-term; (xi) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; (xii) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred, we may not earn an incentive-based promote and our investment in the joint venture may lose value; and (xiii) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
###
Contacts
Investors:                Media:
Brian Davis                Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794            (203) 268-0158
info@catchmark.com            marybeth@millerryanllc.com

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues:
Timber sales	$16,551	$18,653
Timberland sales	2,090	4,252
Asset management fees	2,842	36
Other revenues	1,090	1,163
	22,573	24,104

Contract logging and hauling costs	7,356	8,582
Depletion	5,268	7,062
Cost of timberland sales	1,560	3,147
Forestry management expenses	1,734	1,830
General and administrative expenses	3,363	2,945
Land rent expense	142	161
Other operating expenses	1,644	1,396
	21,067	25,123
Operating income (loss)	1,506	(1,019)

Other income (expense):
Interest income	30	64
Interest expense	(4,622)	(4,251)
	(4,592)	(4,187)

Loss before unconsolidated joint ventures	(3,086)	(5,206)

Income (loss) from unconsolidated joint ventures:
Triple T	(27,488)	—
Dawsonville Bluffs	179	1,821
	(27,309)	1,821

Net loss	$(30,395)	$(3,385)

Weighted-average shares outstanding - basic and diluted	49,063	44,380

Net loss per-share - basic and diluted	$(0.62)	$(0.08)

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) March 31, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$2,420	$5,614
Accounts receivable	5,162	7,355
Prepaid expenses and other assets	6,504	7,369
Operating lease right-of-use asset, less accumulated amortization of $69 as of March 31, 2019	3,331	—
Deferred financing costs	307	327
Timber assets:
Timber and timberlands, net	681,744	687,851
Intangible lease assets, less accumulated amortization of $946 and $945 as of March 31, 2019 and December 31, 2018, respectively	11	12
Investment in unconsolidated joint ventures	67,960	96,244
Total assets	$767,439	$804,772

Liabilities:
Accounts payable and accrued expenses	$3,686	$4,936
Operating lease liability	3,418	—
Other liabilities	7,861	5,940
Notes payable and lines of credit, less net deferred financing costs	472,443	472,240
Total liabilities	487,408	483,116

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 49,083 and 49,127 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	492	492
Additional paid-in capital	729,705	730,416
Accumulated deficit and distributions	(446,233)	(409,260)
Accumulated other comprehensive (loss) income	(3,933)	8
Total stockholders’ equity	280,031	321,656
Total liabilities and stockholders’ equity	$767,439	$804,772

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(30,395)	$(3,385)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	5,268	7,062
Basis of timberland sold, lease terminations and other	1,807	2,856
Stock-based compensation expense	659	765
Noncash interest expense	250	1,671
Other amortization	208	54
Loss (income) from unconsolidated joint ventures	27,309	(1,821)
Operating distributions from unconsolidated joint ventures	179	2,188
Changes in assets and liabilities:
Accounts receivable	1,363	1,330
Prepaid expenses and other assets	513	76
Accounts payable and accrued expenses	(1,109)	1,284
Other liabilities	(805)	(1,133)
Net cash provided by operating activities	5,247	10,947

Cash Flows from Investing Activities:
Timberland acquisitions and earnest money paid	—	(2,319)
Capital expenditures (excluding timberland acquisitions)	(1,259)	(1,545)
Distributions from unconsolidated joint ventures	796	—
Net cash used in investing activities	(463)	(3,864)

Cash Flows from Financing Activities:
Repayments of note payable	—	(69,000)
Financing costs paid	(31)	(95)
Issuance of common stock	—	72,450
Other offering costs paid	—	(3,490)
Dividends paid to common stockholders	(6,578)	(5,815)
Repurchases of common shares under the share repurchase	(1,004)	—
Repurchase of common shares for minimum tax withholdings	(365)	(851)
Net cash used in financing activities	(7,978)	(6,801)
Net change in cash and cash equivalents	(3,194)	282
Cash and cash equivalents, beginning of period	5,614	7,805
Cash and cash equivalents, end of period	$2,420	$8,087

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2019	2018
	Q1	Q1
Timber Sales Volume ('000 tons) (1)
Pulpwood	294	354
Sawtimber (2)	188	221
Total	482	575

Harvest Mix (1)
Pulpwood	61%	62%
Sawtimber (2)	39%	38%

Delivered % as of total volume	79%	83%
Stumpage % as of total volume	21%	17%

Net Timber Sales Price ($ per ton) (1)
Pulpwood	$15	$14
Sawtimber (2)	$24	$23

Timberland Sales
Gross Sales ('000)	$2,090	$4,252
Acres Sold	900	2,200
% of fee acres	0.2%	0.5%
Price per acre	$2,236	$1,955

Period-end acres ('000)
Fee	432	477
Lease	27	31
Wholly-Owned Total	459	508
Joint Venture Interest (3)	1,104	6
Total	1,563	514

(1)     Excludes approximately 4,800 tons harvested from the Bandon Property, which generated timber sales revenue of $0.5 million. The Bandon Property was acquired at the end of August 2018. Timber sales revenue from the Bandon Property for the three months ended March 31, 2019 accounted for less than 3% of our consolidated total timber sales revenue.
(2)     Includes chip-n-saw and sawtimber.
(3)     Represents properties owned Triple T Joint Venture in which CatchMark owns a 21.6% equity interest; and Dawsonville Bluffs, LLC, a joint venture in which CatchMark owns a 50% membership interest. CatchMark serves as the manager for both of these joint ventures.

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
ADJUSTED EBITDA BY SOURCE (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2019	2018
Timber sales	$16,551	$18,653
Other revenue	1,090	1,163
(-) Contract logging and hauling costs	(7,356)	(8,582)
(-) Forestry management expenses	(1,734)	(1,830)
(-) Land rent expense	(142)	(161)
(-) Other operating expenses	(1,644)	(1,396)
(+) Stock-based compensation	88	249
(+/-) Other	407	44
Harvest EBITDA	7,260	8,140

Timberland sales	2,090	4,252
(-) Cost of timberland sales	(1,560)	(3,147)
(+) Basis of timberland sold	1,427	2,856
Real estate EBITDA	1,957	3,961

Asset management fees	2,842	36
Unconsolidated Dawsonville Bluffs joint venture EBITDA	573	5,077
Investment management EBITDA	3,415	5,113

Total operating EBITDA	12,632	17,214

(-) General and administrative expenses	(3,363)	(2,945)
(+) Stock-based compensation	571	516
(+) Interest income	30	64
(+/-) Other	292	46
Non-allocated/corporate EBITDA	(2,470)	(2,319)

Adjusted EBITDA	$10,162	$14,895